INVESTMENT ADVISORY AGREEMENT

                  Managed Income Securities Plus Fund, Inc.
                               245 Park Avenue
                           New York, New York 10167

          February 5, 1997

          Bear Stearns Funds Management Inc.
          245 Park Avenue
          New York, New York 10167

          Dear Sirs:

                    The above-named investment company (the "Fund") herewith confirms its agreement with you as follows:

                    The Fund desires to employ its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in its charter documents and in its Offering Memorandum dated February 5, 1997, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Fund's Board of Directors. The Fund desires to employ you to act as its investment adviser.

                    In this connection it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particu-larly fitted to assist you in the performance of this Agreement. Such person or persons may be officers or employees who are employed by both you and the Fund. The compensation of such person or persons shall be paid by you and no obligation may be incurred on the Fund's behalf in any such respect.

                    Subject to the supervision and approval of the Fund's Board of Directors, you will provide investment management of the Fund in accordance with the Fund's investment objectives and policies as stated in the Fund's Offering Memorandum dated February 5, 1997. In connection therewith, you will obtain and provide invest-ment research and will supervise the Fund's investments and conduct a continuous program of investment, evalua-tion and, if appropriate, sale and reinvestment of the Fund's assets. You will furnish to the Fund such statis-tical information, with respect to the investments which the Fund may hold or contemplate purchasing as the Fund may reasonably request. The Fund wishes to be informed of important developments materially affecting the Fund's portfolio and shall expect you, on your own initiative, to furnish to the Fund from time to time such information as you may believe appropriate for this purpose.

                    Subject to the supervision and control of the Fund's Board, you also will assist in supervising all aspects of the Fund's operations. You will, directly or through one or more affiliates or third party service providers, supply office facilities (which may be in your own offices), data processing services, clerical, trans-fer agency, accounting and bookkeeping services, internal auditing and legal services, internal executive and administrative services, and stationery and office sup-plies; prepare reports to the Fund's stockholders and noteholders, tax returns, reports to and filings with the Securities and Exchange Commission and state Blue Sky authorities; and calculate the net asset value of the Fund's shares. Net asset value shall be computed on such days and at such time or times as determined by the Fund's Board of Directors.

                    You shall exercise your best judgment in ren-dering the services to be provided to the Fund hereunder, and the Fund agrees as an inducement to your undertaking the same that you shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Fund, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to the Fund or to its security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence in the perfor-mance of your duties hereunder or by reason of your reckless disregard of your obligations or duties hereun-der (hereinafter "Disabling Conduct").

                    In consideration of services rendered pursuant to this Agreement, the Fund will pay you a monthly in-vestment advisory and administration fee at the annual rate of 0.075% of the Fund's monthly average net assets.

                    You will bear all expenses in connection with the performance of your services under this Agreement. All other expenses to be incurred in the operation of the Fund will be borne by the Fund, except to the extent specifically assumed by you. The expenses to be borne by the Fund include, without limitation, the following: organizational costs, taxes, interest, loan commitment fees, interest and distributions paid on securities sold short, brokerage fees and commissions, if any, fees of Board members, Securities and Exchange Commission fees, state Blue Sky qualification fees, advisory, administra-tion and fund accounting fees, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining the Fund's existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing offering documents, costs of stockholders' reports and meetings, and any extraordi-nary expenses.

                    If in any fiscal year the aggregate expenses of the Fund (including fees pursuant to this Agreement, but excluding interest, taxes, brokerage and, with the prior written consent of the necessary state securities commis-sions, extraordinary expenses) exceed the expense limita-tion of any state having jurisdiction over the Fund, the Fund may deduct from the fees to be paid hereunder, or you will bear, such excess expense to the extent required by state law. Your obligation pursuant hereto will be limited to the amount of your fees hereunder. Such deduction or payment, if any, will be estimated daily, and reconciled and effected or paid, as the case may be, on a monthly basis.

                    The Fund understands that you now act, and that from time to time hereafter you may act, as investment adviser to one or more other investment companies and fiduciary or other managed accounts, and the Fund has no objection to your so acting, provided that when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more investment companies or accounts managed by you which have available funds for investment, the available secu-rities will be allocated in a manner believed by you to be equitable to each company or account. It is recog-nized that in some cases this procedure may adversely affect the price paid or received by the Fund or the size of the position obtainable for or disposed of by the Fund.

                    In addition, it is understood that the persons employed by you to assist in the performance of your duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict your right or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

                    Any person, even though also your officer, director, partner, employee or agent, who may be or become an officer, director, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund, to be render-ing such services to or acting solely for the Fund and not as your officer, director, partner, employee, or agent or one under your control or direction even though paid by you.

                    The Fund will indemnify you (each, an "indemni-tee") against, and hold each indemnitee harmless from, any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) not resulting from Disabling Conduct by the indemnitee. Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the indemni-tee was not liable by reason of Disabling Conduct or (ii) in the absence of such a decision, a reasonable determi-nation, based upon a review of the facts, that the indem-nitee was not liable by reason of Disabling Conduct by
          (a) the vote of a majority of a quorum of Board members who are neither "interested persons" of the Fund nor parties to the proceeding ("disinterested non-party Board members") or (b) an independent legal counsel in a writ-ten opinion. Each indemnitee shall be entitled to ad-vances from the Fund for payment of the reasonable ex-penses incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under the Delaware General Corporation Law. Each indemnitee shall provide to the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addi-tion, at least one of the following additional conditions shall be met: (a) the indemnitee shall provide security in form and amount acceptable to the Fund for its under-taking; (b) the Fund is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party Board members, or independent legal counsel, in a written opinion, shall have deter-mined, based on a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the indemnitee will ultimately be found to be entitled to indemnification.
          No provision of this Agreement shall be construed to protect any Board member or officer of the Fund, or any indemnitee, from liability in violation of Sections 17(h) and (i) of the Investment Company Act of 1940, as amended (the "1940 Act").

                    This Agreement shall continue until Decem-ber 31, 1998 (the "Reapproval Date") and thereafter shall continue automatically for successive annual periods ending on December 31st each year, provided such continu-ance is specifically approved at least annually by (i) the Fund's Board of Directors or (ii) vote of a majority (as defined in the 1940 Act) of the Fund's outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Fund's Board members who are not "interested persons" (as de-fined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, on 60 days' notice, by the Fund's Board or by vote of holders of a majority of the Fund's shares or, upon not less than 90 days' notice, by you. This Agreement also will terminate automatically in the event of its assignment (as defined in the 1940 Act).

                    If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                                   Very truly yours,

                                   By: /s/ Vincent L. Pereira
                                       ----------------------------

          Accepted:

          BEAR STEARNS FUNDS MANAGEMENT INC.

          By: /s/ Frank J. Maresca
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